Exhibit 10.1

Larry A. Hammond, 00409
Grace E. Rebling, 028661
OSBORN MALEDON, P.A.
2929 North Central Avenue, 21st Floor
Phoenix, Arizona 85012-2793
(602) 640-9000
lhammond@omlaw.com
grebling@omlaw.com
Attorneys for Plaintiff, Western Union Financial Services, Inc.

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA
IN AND FOR THE COUNTY OF MARICOPA

State of Arizona, ex rel. Attorney General Mark Brnovich, Plaintiff, vs. Western Union Financial Services, Inc. Defendant.	No. CV 2010-005807 FINAL ORDER ACCEPTING MONITOR’S FINAL REPORT OF THE SECONDARY RECOMMENDATIONS TERM AND CONCLUDING MATTER Assigned to the Honorable Warren Granville

On February 24, 2010, the Court approved the Settlement Agreement between the State of Arizona (“State”) and Western Union Financial Services, Inc. (“Western Union”) and entered an order appointing a Monitor to evaluate Western Union’s compliance with the terms of the Settlement Agreement, to review the effectiveness of Western Union’s risk-based anti-money laundering (“AML”) compliance program in the Southwest Border Area, and to make recommendations to improve Western Union’s AML compliance program in the Southwest Border Area. By minute entry filed March 15, 2010, the Court assigned the above civil cause number to this matter.
On January 31, 2014, the Court approved the parties’ Amendment to the Settlement Agreement. The Settlement Agreement, as amended, required Western Union to implement Primary Recommendations on, or before, October 31, 2015, and Secondary Recommendations on, or before,

June 30, 2017. The Settlement Agreement, as amended, required the Monitor to evaluate, in final written reports, whether Western Union complied with its obligations to successfully implement the Primary and Secondary Recommendations and an AML compliance program for the Southwest Border Area that is consistent with the requirements of the Bank Secrecy Act, relevant implementing regulations, industry best practices, and applicable guidance from government regulators, as applied to money services businesses, and is reasonably designed to prevent, detect, and report money-laundering activity.
By order dated July 27, 2016, the Court accepted the Monitor’s Final Report of the Primary Recommendations Term, found that Western Union had satisfied its obligations under paragraphs 10A.1 and 10A.2 of the Settlement Agreement, as amended, to implement the Primary Recommendations and an AML compliance program for the Southwest Border Area, not including the Secondary Recommendations. As Western Union had satisfied its obligations with respect to the Primary Recommendations Term, the Court found that the State was forever barred from investigating, prosecuting, bringing criminal charges or civil claims against, or taking regulatory action against Western Union or Western Union Affiliates as provided in paragraph 13 of the Settlement Agreement. By the same order dated July 27, 2016, the Court terminated the Primary Recommendations Term.
The Court having now received the Monitor’s Final Report of the Secondary Recommendations Term (“Final Report”) in the above-captioned matter, and the parties indicating that neither the State nor Western plans to seek review of the Monitor’s conclusions in the Final Report,
THE COURT HEREBY ACCEPTS the Final Report’s conclusions that Western Union has successfully implemented all Secondary Recommendations and that Western Union has successfully implemented an AML compliance program in the Southwest Border Area that is consistent with the requirements of the Bank Secrecy Act, relevant implementing regulations, industry best practices, and applicable guidance from government regulators, as applied to money services businesses, and is reasonably designed to prevent, detect, and report money-laundering activity.
THE COURT HEREBY FINDS that Western Union has satisfied its obligation under paragraph 10B.2 of the Settlement Agreement, as amended by paragraph 6 of the Amendment, to implement the Secondary Recommendations on or before June 30, 2017.

THE COURT FURTHER FINDS that Western Union has satisfied its obligation under paragraph 10B.3 of the Settlement Agreement, as amended by paragraph 6 of the Amendment, to implement an AML compliance program for the Southwest Border Area.
IT IS HEREBY ORDERED that, in light of the Monitor’s early submission of the Final Report and the Court’s acceptance of the Monitor’s conclusions in the Final Report, the Secondary Recommendations Term, which under paragraph 10B.5 of the Settlement Agreement, as amended, was scheduled to end on December 31, 2017, is terminated as of the date of this order.
IT IS FURTHER ORDERED that, as Western Union has complied with all terms of the Settlement Agreement, as amended, and the Monitor has completed all duties imposed by the Settlement Agreement, as amended, the Monitor Engagement shall terminate as of the date of this order.
IT IS FURTHER ORDERED that any funds remaining in the Clerk’s account and in the Monitor’s possession shall be transferred to Western Union together with any interest remaining in the Clerk’s account within thirty days after the date of this order pursuant to paragraph 23.1.1 of the Settlement Agreement, as amended by paragraph 11 of the Amendment.
IT IS FURTHER ORDERED that the continuing obligations of the Settlement Agreement, as amended, and the Monitor Engagement Letter, including but not limited to the duty of confidentiality, shall survive termination of the above-captioned matter.
IT IS FURTHER ORDERED that this is a final order concluding the matter between the parties. The Court retains jurisdiction for the limited purpose of remaining available to assist should the company fail to adhere to its continuing obligations to provide the funding and information provided for under paragraphs 12.7 and 17.1.6 of the Settlement Agreement, as amended, and the Court’s order dated January 31, 2014.

DATED this 9th day of June, 2017.

/s/ Hon. Warren Granville
Hon. Warren Granville
Maricopa County Superior Court Judge